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                                                                    EXHIBIT 99.2


                             JOHN H. HARLAND COMPANY
                        DEFERRED COMPENSATION PLAN TRUST

(a) This Agreement made this 30TH day of November, 2000, by and between JOHN H. HARLAND COMPANY (the "Company") and AMERICAN EXPRESS TRUST COMPANY (the "Trustee");

(b) WHEREAS, the Company has adopted the John H. Harland Company Deferred Compensation Plan (the "Plan") for its employees and the employees of certain of its subsidiaries (each a "Participating Subsidiary") who are eligible for benefits under the Plan;

(c) WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

(d) WHEREAS, the Company wishes to establish a trust (hereinafter called the "Trust" ) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's and each Participating Subsidiary's creditors in the event of the Company's or a Participating Subsidiary's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plans;

(e) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

(f) WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.  ESTABLISHMENT OF TRUST.

(a) The Company hereby deposits with the Trustee in trust ten dollars ($10.00), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b) The Trust hereby established shall be revocable by the Board of Directors of the Company (the "Board"); it shall become irrevocable upon a Change in Control, as defined herein.


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(c)      The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, (the "Code") and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors and the general creditors of each Participating Subsidiary under federal and state law in the event of Insolvency, as defined in
Section 3(a) herein.

(e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

(f) Upon a Change in Control, the Company shall, as soon as possible, but in no event longer than 30 days following the Change in Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plans as of the date on which the Change in Control occurred.

SECTION 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

(a) The Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plans), and the time of commencement for payment of such amounts. Except as otherwise provided herein, prior to a Change in Control the Trustee shall make payments to the Plans' participants and their beneficiaries in accordance with such Payment Schedule by making such payments payable to the Company, f/b/o the specific participant or beneficiary; upon such payment from the Trust, the Company shall deposit such payment into the Company's payroll account and thereby make payment directly to the specific participant or beneficiary. Prior to a Change in Control, the Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to such payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities. Except as otherwise provided herein, after a Change in Control the Trustee shall make payments directly to the Plans' participants and their beneficiaries in accordance with such Payment Schedule; the Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to such payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate


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taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plans shall be determined by the Company or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

(c) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plans. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plans, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient.

SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

(a) The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company or a Participating Subsidiary shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company or a Participating Subsidiary is unable to pay its debts as they become due, or (ii) the Company or a Participating Subsidiary is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)      At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company and each Participating Subsidiary under federal and state law as set forth below.

(1) The Board and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Insolvency of the Company or a Participating Subsidiary. If a person claiming to be a creditor of the Company or a Participating Subsidiary alleges in writing to the Trustee that the Company or a Participating Subsidiary has become Insolvent, the Trustee shall determine whether the Company or Participating Subsidiary is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless the Trustee has actual knowledge of the Company's or a Participating Subsidiary's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company or a Participating Subsidiary is Insolvent, the Trustee shall have no duty to inquire whether the Company or a Participating Subsidiary is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's or a Participating Subsidiary's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's or a Participating Subsidiary's solvency.


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(3)      If at any time the Trustee has determined that the Company or a
Participating Subsidiary is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's or a Participating Subsidiary's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company or a Participating Subsidiary with respect to benefits due under the Plans or otherwise.

(4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company or a Participating Subsidiary is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4.  PAYMENTS TO COMPANY.

(a) Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plans.

(b) If, prior to a Change in Control, within 60 days following the end of the fiscal year of the Trust, the Company provides a written certification of the Company's actuary to the Trustee that the fair market value of the assets of the Trust exceeds 100% of the aggregate Current Liability, the Trustee shall, at the Company's request, distribute to the Company all or part of such excess. For purposes of this Section 4(b), "Current Liability" shall mean the amount required to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plans if the Plans were then terminated and all benefits paid in a single lump sum using the actuarial assumptions then in effect under the Plans.

SECTION 5.  INVESTMENT AUTHORITY.

         (a) Subject to Section 5(c), the Trustee shall have the responsibility, authority and discretion to manage and control the assets of the Trust. The Trustee shall act under this Trust Agreement through one or more of its duly authorized trust officers.

         (b) Subject to Section 5(c), in carrying out its investment responsibility described in this Section 5, the Trustee shall have the power to do all things and execute such instruments as it may deem necessary or proper, including the following powers:


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(1)      To sell, exchange, or otherwise dispose of any property at any time held or acquired by the Trust, at public or private sale, for cash or on terms, without advertisement, including the right to lease for any term;

(2) To vote in person or by proxy any corporate stock or other security and to agree to or take, or refrain from taking, any other action necessary or appropriate for a shareholder or owner in regard to any reorganization, merger, consolidation, liquidation, bankruptcy or other procedure or proceeding affecting any stock, bond, note or other property;

(3) To compromise, settle, adjust or otherwise act in any reasonable manner whatsoever on any claim or demand by or against the Trust and to agree to any rescission or modification of any contract or agreement affecting the Trust;

(4) To borrow money, and to secure the same by mortgaging, pledging, or conveying the property of the Trust;

(5) To deposit any stock, bond or other security in any depository or other similar institution and to register any stock, bond or other security in the name of any nominee, without the addition of words indicating that such security is held in a fiduciary capacity, but accurate records shall be maintained showing that such security is a Trust asset and the Trustee shall be responsible for the acts of such depository or nominee;

(6) To hold cash (including, without limitation, in non-interest bearing accounts) in such amounts and for such time as may be in its opinion reasonable for the proper management of the Trust;

(7) To invest any and all monies in such stocks, bonds, securities, investment company or trust shares, mortgages, notes, choses in action, real estate, improvements thereon, and other property as the Trustee may deem appropriate;

(8) To grant, sell, purchase, or exercise any option of any kind or description whatsoever to purchase or sell any security or other property which is a permissible investment under this Section 5(b), provided the Trustee in no event shall grant or sell any option under which any person can require the Trust to sell any security or other property which the Trust at the time of such grant or sale does not hold in an amount sufficient to cover such option and any other outstanding option granted or sold by the Trustee, and the Trustee in no event shall dispose of any security or other property covering any option until such option is exercised or otherwise expires;

(9) To enter into such investment or annuity contracts with insurance companies and to purchase such individual insurance contracts as may be directed by the Company; and


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(10)     To make such other investments as the Trustee in its discretion shall deem best without regard to any law now or hereafter in force (other than ERISA) limiting the investments of trustees or other fiduciaries; and

(11) To The Trustee may from time to time request and may rely conclusively on the advice of counsel to the Company on any legal matter regarding the Plan, including the interpretation of the Plan.

(c) Prior to a change in control the Company shall direct the investment of the assets of the Trust in accordance with this Section 5(c). Following a Change in Control, the trustee shall direct the investment of the assets and shall not be subject to this Section 5(c).

(1) The company shall direct the Trustee to invest all or any specified portion of the Trust assets in specific funds or specific assets. THE Trustee shall have no discretion with respect to the investment of the assets of the Trust or such portion of the Trust assets and shall be responsible only for investing the assets of the Trust or any such portion of the Trust assets in accordance with the directions so communicated by the Company to the Trustee. The Trustee shall have no responsibility whatsoever for monitoring any investments directed by the Company, nor shall the Trustee be required to take any action with respect to such investments unless the Trustee receives timely notice that such action is required from the Company, from an issuer, or through any of the national sources to which the Trustee subscribes.

(2) The Company may direct the Trustee to create one or more than one separate investment account and appoint one or more than one investment manager for such investment accounts. Upon the effective date of such appointment, such investment manager shall have the sole power, without prior consultation with the Trustee, to manage and direct the acquisition and disposition of the Trust assets or the investment account. The Trustee shall not be responsible for any investment decision made by an investment manager. The Company, at its discretion, may cause assets to be added to or deleted from such investment manager's investment account. The investment manager shall keep such records and make such reports to the Trustee as may be specified in the agreement appointing such investment manager. The Company at its discretion also may terminate the appointment of any investment manager. The Company shall notify the Trustee of such termination and, in the absence of specific directions from the Company or the appointment of a successor investment manager for the investment account, the COMPANY shall, following receipt of such notice, be responsible for the management and control of the assets formerly managed by the investment manager.


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If the Company determines to retain such assets in the Trust, the Company shall manage such assets in accordance with Section 5(c)(2) or shall appoint another investment manager to manage such assets.

(e) The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants, except that prior to a Change in Control voting rights with respect to Trust assets shall be exercised by the Company.

(f) The Company shall have the right, at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

SECTION 6.  DISPOSITION OF INCOME.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7.  ACCOUNTING BY TRUSTEE.

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 45 days following the close of each calendar year and within 45 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 8.  RESPONSIBILITY OF TRUSTEE.

(a) The Trustee shall discharge its duties hereunder, including without limitation its duty to invest and reinvest the Trust, for the exclusive benefit of the Plan participants and their beneficiaries. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and


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in conformity with, the terms of the Plans or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve this dispute.

(b) The Company indemnifies and holds the Trustee harmless from and against all taxes, expenses (including reasonable attorneys fees), liabilities, claims, damages, suits or other charges incurred or assessed against the Trustee resulting directly or indirectly from any act or omission of a predecessor trustee. The Company will indemnify and hold harmless the Trustee from all loss or liability (including reasonable expenses and attorneys' fees) to which the Trustee may be subject by reason of any acts taken in good faith in accordance with directions or instructions from the Company or an investment manager or acts omitted in good faith due to absence of directions from the Company or an investment manager unless such loss or liability is due to the Trustee's negligence or willful misconduct. The Trustee will indemnify and hold harmless the Company, its directors, officers, employees, agents and their successors ("Company parties") from all loss or liability (including expenses and reasonable attorneys' fees) to which any of the Company parties may be subject by reason of any acts of the Trustee, its employees or its agents other than acts taken in good faith in accordance with directions or instructions from the Company or an investment manager or acts omitted in good faith due to the absence of directions from the Company or an investment manager except to the extent such loss or liability is due to the negligence or willful misconduct of the Company parties. The parties are entitled to collect on the indemnities provided in this Section 8(b) only from the other party and are not entitled to any direct or indirect payment from the assets of the Trust Fund. This Section 8(b) shall survive the termination of the Trust.

(c) Prior to a Change in Control, the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control, the Trustee shall select independent legal counsel and may consult with counsel or other persons with respect to its duties and with respect to the rights of Plan participants or their beneficiaries under the Plan.

(d) The Trustee may employ suitable agents, including but not limited to auditors, actuaries, accountants, and legal and other counsel, the expenses of which shall be paid. From the trust provided the Company provides advance approval of the payment of the expenses. The Company shall not unreasonably withhold such approval.

(e) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.


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(f)      However, notwithstanding the provisions of Section 8(e) above, the
Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(g) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

(h) Prior to a Change in Control: The Trustee shall deliver or cause to be executed and delivered, to the Company, all notices, prospectuses, finance statements proxies and proxy soliciting materials relating to investments held hereunder. The Trustee shall not vote any proxy or tender offer election, participate in any voting trust, exercise any options or subscription right to join in, dissent from or oppose any merger, reorganization, consolidation, liquidation or sale with respect to any asset held hereunder except in accordance with the timely written instructions of the Company. If no such written instructions are timely received, such proxies, elections and voting trust shall not be voted: such options or subscription rights shall not be exercised: and such mergers, reorganizations, consolidation, liquidations or sales shall not be joined, dissented from or opposed.

(i) Following a Change in Control, the Trustee shall exercise all rights with respect to voting, tender offers, participation in any voting trust, options, subscription rights or any merger, reorganization, consolidation, liquidation or sale of any Trust asset.

(j) The Trustee may, in the exercise of its discretion, invest and reinvest the assets of any trust created under this Agreement in assets or distributed by American Express Financial Corporation or any of its successors, subsidiaries or affiliates, even though American Express Financial Corporation and its successors or affiliates are affiliated with the Trustee. Assets that the Trustee may acquire pursuant to the authority granted by this paragraph include, but are not limited to load and no-load mutual funds.

(k) The Trustee shall have full discretionary authority to make sales, purchases and exchanges of assets of any trust created under this Agreement to, from, through any securities broker/dealer owned by or affiliated with American express financial Corporation, including but not limited to American Express Securities Services, or any of its successors, subsidiaries or affiliates, or any unaffiliated persons, partnerships or corporations it may select, and settle transactions in the usual course of business.

(l) The Trustee's responsibilities do not include filing of a registration statement under any federal or state securities laws or any other documents or any determination of the need to register the plan or any portion of the plan as a security, or the performance of any service related to the plan's compliance with any requirement under the Securities Act of 1933, the Securities Exchange Act of 1934, the Blue Sky laws of any state or other jurisdiction, or any related regulations, administrative rules or requirements.


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SECTION 9.  COMPENSATION AND EXPENSES OF TRUSTEE.

The Trustee's compensation shall be as agreed in writing from time to time by the Company and the Trustee. Company shall pay all administrative and the Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. The Trustee will, as part of its compensation for services, receive the interest earned on any uninvested cash awaiting investment into or distribution from The Trust.

SECTION 10.  RESIGNATION AND REMOVAL OF TRUSTEE.

(a) The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise.

(b) The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee.

(c) Upon a Change in Control, as defined herein, the Trustee may not be removed by the Company for 2 years.

(d) If the Trustee resigns within 2 years after a Change in Control, as defined herein, the Company shall appoint a successor Trustee, or if the Company fails to act within a reasonable period of time following resignation, the Trustee shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

(e) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee subject to The Trustee's rights to deduct fees and expenses pursuant to
Section 9. The transfer shall be completed within 90 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(f) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.  APPOINTMENT OF SUCCESSOR

(a) If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership


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rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 12.  AMENDMENT OR TERMINATION

(a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan, unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

(c) Upon written approval of participants or their beneficiaries entitled to payment of benefits pursuant to the terms of the Plans, the Company may terminate this Trust prior to the time all benefit payments under the Plans have been made. All assets in the Trust at termination shall be returned to the Company.

(d) This Trust Agreement may not be amended by the Company for 2 years following a Change in Control, as defined herein.

SECTION 13.  MISCELLANEOUS

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(d) For purposes of this Trust, "Change in Control" shall mean (a) the sale by the Company of all or substantially all of its assets, the consolidation of the Company with another person, or the merger of the Company with any person as a result of which merger the Company is not the surviving entity, or (b) beneficial ownership of more than 50% ownership of the common stock


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of the Company is held by any person or entity. "Beneficial Ownership" shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1034.

SECTION 14.  EFFECTIVE DATE

The effective date of this Trust Agreement shall be November 30, 2000.

JOHN H. HARLAND COMPANY                         AMERICAN EXPRESS TRUST COMPANY


By:                                             By:
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Title:                                          Title:
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ATTEST:                                         ATTEST:

By:                                             By:
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Title:                                          Title:
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